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                                                                     EXHIBIT 8.1



                       JEFFERS, WILSON, SHAFF & FALK, LLP
                                ATTORNEYS AT LAW
                             18881 VON KARMAN AVENUE
                                   SUITE 1400
                            IRVINE, CALIFORNIA 92612
                            TELEPHONE: (714) 660-7700
                            FACSIMILE: (714) 660-7799

                                 October 22, 1997

American Residential Investment Trust, Inc.
445 Marine View Avenue, Suite 250
Del Mar, CA 92014

     RE:  INITIAL PUBLIC OFFERING

Gentlemen:

     This is an opinion (the "Opinion") which you have requested as to (a) the discussion entitled "Federal Income Tax Consequences" and (b) the discussion entitled "ERISA Investors," both as set forth in the Prospectus (the "Prospectus"), contained in the Registration Statement on Form S-11 of American Residential Investment Trust, Inc. (the "Company"), registration no. 333-33679, as amended by Pre-Effective Amendment No. 3, filed by the Company, in connection with the issuance (the "Offering") of 6,500,000 shares of Common Stock (such shares of Common Stock are sometimes referred to herein as the "Shares") of the Company.

     The Company is a Maryland corporation that is intended to qualify as a real estate investment trust ("REIT") under the Code. Capitalized terms used in this Opinion and not otherwise defined are as defined in the Prospectus. Our Opinion is based on existing law, including the Code, existing Treasury Regulations, Revenue Rulings, Revenue Procedures, U.S. Department of Labor regulations and administrative interpretations, proposed regulations and case law, all of which are subject to change either prospectively or retroactively. No assurance can be given that such existing law may not change in a manner that would modify the conclusions expressed in this Opinion. Moreover, relevant laws could change in a manner that could adversely affect the Company or its stockholders. We have no obligation to inform you of any such change in the law. We have not been requested to opine, and we have not opined, as to any issues other than those expressly set forth herein. This Opinion extends only to questions under the Code and ERISA. We express no opinion with respect to any other law or the laws of any other jurisdiction.

     Our Opinion is based upon certain statements, representations and warranties made by the Company as to factual matters regarding the Company's assets, business and Common Stock as set forth in the Prospectus and in the Company's letter, dated October 22, 1997, to us, and we have assumed that such statements, representations and warranties are true and accurate. As to such factual matters material to our Opinion, we have relied solely upon such statements, representations and warranties of the Company. We have assumed the authenticity of all documents submitted to us, the genuineness of all signatures, the legal capacity of all natural
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American Residential Investment Trust, Inc.
October 8, 1997
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persons, the conformity to the originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. No facts have come to our attention, however, that would cause us to question the accuracy in a material way of any documents, letters, statements, representations or warranties of the Company.

        We are admitted to practice law in the State of California and our Opinion is limited to federal law. As to matters of Maryland law, including the formation and good standing of the Company as a Maryland corporation and the validity and terms of the Shares, we have relied solely on the opinion of Piper & Marbury L.L.P., special Maryland counsel to the Company.

        1 Federal Income Tax Consequences. We have acted as special tax counsel to the Company in connection with the Company's Offering of the Shares. In that connection, we have reviewed the section of the Prospectus entitled "Federal Income Tax Consequences" and in our opinion such section identifies and fairly summarizes the federal income tax consequences that are likely to be material to the Company and to a holder of the Common Stock and to the extent that such summaries involve matters of law, we are of the opinion that such statements of law are correct under the Code. We expressly confirm that all of the opinions attributed to Special Tax Counsel in the section of the Prospectus entitled "Federal Income Tax Consequences" accurately reflect our opinion on the outcome of each such issue if challenged by the Service.

     The Company's qualification as a REIT under the Code will depend upon the Company's ability to meet, through actual operating results, distribution levels, diversity of stock ownership and the various income and asset qualification tests imposed under the Code. Such operating results may not be reviewed by us as Counsel, and accordingly, no assurance can be given that the actual results of the Company's operations for any one taxable year will satisfy the requirements under the Code for REIT qualification. Moreover, certain aspects of the Company's operations have not been considered by the courts or the Service. There can be no assurance that the courts or the Service will agree with this Opinion. In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time.

     2 ERISA Investors. The Company has requested our opinion as to whether the Shares will constitute "publicly-offered securities" under regulations (the "Regulations") issued by the U.S. Department of Labor so that the assets of the Company will not be deemed to constitute "plan assets" for purposes of ERISA or for purposes of Code Section 4975 following an investment in the Shares by an ERISA Plan.



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American Residential Investment Trust, Inc.
October 8, 1997
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     The Regulations generally provide that, in the case of an ERISA Plan's investment in an equity interest of an entity, the ERISA Plan's assets include both the equity investment and an undivided interest in each of the underlying assets of the entity unless the entity can satisfy at least one of a number of exceptions set forth in the Regulations. One exception to such plan assets treatment is for an equity interest that is a "publicly-offered security."

     The Regulations provide that a security is a "publicly-offered security" if it is (a) "freely transferable," (b) part of a class of securities that is "widely held" (namely, owned by 100 or more investors independent of the issuer and of one another ("Independent Investors")), and (c) either (1) part of a class of securities that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, or (2) sold to the ERISA Plan as part of an offering to the public pursuant to an effective registration statement under the Securities Act of 1933, and the class of securities of which it is part is registered under the Securities Exchange Act of 1934 within a specified period of time (generally 120 days) after the end of the entity's fiscal year in which the offering occurs.

     The Company has represented that the Shares will be timely registered with the Securities and Exchange Commission pursuant to Section 12(b) of the Securities Exchange Act of 1934. Assuming that the Shares will be properly registered under the Securities Exchange Act of 1934 within the time period specified in the Regulations and that the initial closing of the sale of Shares out of escrow pursuant to the terms of the Offering will not take place unless and until the Company has properly determined (a) that the Shares would be acquired by at least 150 purchasers who are Independent Investors and (b) that the Shares will be widely held after the initial offering, the assets of the Company will not be deemed to be plan assets of an ERISA Plan if the Shares are freely transferable within the meaning of the Regulations.

     The Regulations provide that a determination as to whether a security is freely transferable is inherently factual in nature and must be made on the basis of all relevant facts and circumstances. The Regulations provide that if a security is part of an offering in which the minimum investment is $10,000 or less (as is the case with the Shares since there is no minimum investment required for the Shares), certain restrictions on transfer or assignment enumerated in the Regulations (the "Enumerated Restrictions") ordinarily will not, alone or in combination, affect a finding that such securities are freely transferable.

     The preamble to the Regulations (the "Preamble") (which is not primary legal authority) goes one step further, providing that if the minimum investment amount is not exceeded and if a security has no restrictions other than the Enumerated Restrictions, the security in effect will be presumed to be freely transferable. However, even if a security is not entitled to this



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American Residential Investment Trust, Inc.
October 8, 1997
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presumption, it may nevertheless be considered to be "freely transferable" if the facts and circumstances so indicate. The Regulations and the Preamble provide little additional guidance as to what restrictions would cause a security to fail to be freely transferable.

     We have examined the Prospectus and copies that the Company has provided to us of a specimen certificate of the Common Stock, the Company's Articles of Amendment and Restatement, and the Company's Amended and Restated Bylaws, and have determined that the Shares contain no restriction that is not permitted under the Enumerated Restrictions. The Company has represented that the Shares are not subject to any restrictions on transferability other than those described in the section of the Prospectus entitled "Description of Capital Stock." Based on the foregoing, in our opinion, the Shares are freely transferable within the meaning of the Regulations. The Company has represented to us that the initial closing out of escrow of the purchase of the Shares will not take place unless the Shares would be held by 150 or more Independent Investors immediately after such closing.

     Consequently, assuming that (1) the Shares are properly registered for securities purposes under the requirements discussed above, and (2) at least 150 Independent Investors purchase Shares in the initial public offering, in our opinion, the Shares will constitute "publicly-offered securities" so that the assets invested in the Company by an ERISA Plan will not constitute plan assets. We have not opined concerning whether the requirements of any of the alternative exemptions to plan assets treatment would be satisfied by the Company.

     3 Consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the captions "Federal Income Tax Consequences," "ERISA Investors" and "Legal Matters" in connection with this opinion.

                                       Very truly yours,



                                   /s/ JEFFERS, WILSON, SHAFF & FALK, LLP